Exhibit 99(a)(32)

Advertisement dated April 28, 2004:

Gucci Group N.V. maakt hierbij bekend dat Pinault-Printemps-Redoute S.A: (“PPR”) op 23 april 2004, ter naleving van effectenwetgeving in de Verenigde Staten van Amerika (“VS”) een persbericht heeft uitgegeven inzake aanvullende informatie ter zake van het door haar uitgebrachte bod op alle gewone aandelen in Gucci Group N.V. Het persbericht van PPR, de aanvullende informatie, het bijgewerkte biedingsbericht, alsmede het op 28 april 2004 ter naleving van effectenwetgeving in de VS nader bijgewerkte biedingsbericht zijn beschikbaar op de website van PPR (www.pprfinance.com) en de website van Gucci Group N.V. (www.guccigroup.com).

English Translation—For Informational Purposes Only:

Gucci Group N.V. hereby announces that Pinault-Printemps-Redoute S.A. (“PPR”) on April 23, 2004 in observance of the securities laws in the United States of America (“US”) issued a press release regarding additional information with respect to the offer made by it on all common shares in the capital of Gucci Group N.V. The press release, the additional information, the amended offer document and the offer document as further amended on April 28, 2004 in observance of the securities laws in the US are available on PPR’s web site (www.pprfinance.com) and Gucci Group N.V.’s web site (www.guccigroup.com).